Exhibit 10.4

ADVISORY SERVICES AGREEMENT

THIS AGREEMENT effective as of January 1, 2026

BETWEEN:

DAVID D’ONOFRIO

(hereinafter referred to as the “Advisor”)

- and -

VERDERA ENERGY CORP.

(hereinafter referred to as the “Corporation”)

WHEREAS the Advisor has and continues to provide certain advisory services, including strategic, structuring and financial advice to the Corporation with respect to its Qualifying Transaction on the terms and conditions hereof and the Corporation wishes to retain the services of the Advisor on the terms hereof;

NOW THEREFORE for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Advisor hereby enter into this Agreement as follows:

Article 1 - DEFINITIONS

1.1	Definitions - Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

"Act" means the Business Corporations Act (Ontario);

“Advisory Fee” has the meaning set forth in Section 3.1;

"Agreement" means this Advisory Services Agreement and all instruments supplementing or amending or confirming this Agreement. References to "Article" or "Section" mean and refer to the specified Article or Section of this Agreement;

"Board" means the board of directors of the Corporation;

"Business" when used in relation to the Corporation means the business of the acquisition, exploration, and development of mineral properties;

"Business Day" means a day, other than a Saturday, Sunday or statutory holiday in the Province of Ontario;

"control" and "controlled" shall have the meaning ascribed thereto in the Act;

"Directors" means those Persons elected to the Board from time to time;

"Effective Date" means the date hereof;

"Parties" means, collectively, the Advisor and the Corporation, and "Party" or "party" means any one of them; and

"Person" includes any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural Person in his/her capacity as trustee, executor, administrator, or other legal representative; and

“Qualifying Transaction” means a qualifying transaction as defined in TSX Venture Exchange Policies to be completed by the Corporation and POCML 7 Inc.

Article 2 - ADVISORY SERVICES

2.1	Advisory Services. Subject to the terms and conditions hereof, the Corporation has engaged the and wishes to continue to retain the Advisor to provide the Corporation with services related to general strategic, financial and structuring advice with respect to the Corporation’s Qualifying Transaction and provide such other advice as may be agreed upon by and between the Corporation and the Advisor (collectively, the “Advisory Services”).

Article 3 -REMUNERATION AND OPTIONS

3.1	Advisory Fees. During the Term and subject to the terms and conditions hereof, the Corporation shall issue to the Advisor two hundred and fifty thousand (250,000) common shares in the capital of the Corporation (or the resulting issuer from completion of the Qualifying Transaction) immediately prior to the completion of the Qualifying Transaction.

3.2	Expenses. The Advisor will be responsible for their own costs and expenses incurred in the performance of this Agreement, including but not limited to travel, lodging, meals and legal fees.

3.3	Taxes. The advisory fees in Section 3.1 is inclusive of, and the Advisor will be responsible for paying and/or remitting, all applicable taxes (including goods and services taxes).

Article 4 -COVENANTS OF the Advisor AND CORPORATION

4.1	Non-Disclosure. The Advisor shall not (either during the Term or for a period of 12 months thereafter) use, disclose or aid and abet others to use or disclose, any information relating to the private or confidential affairs of the Corporation or relating to any secrets of the Advisor (collectively, the “Information”) directly or indirectly obtained by the Advisor during his association with the Corporation. The foregoing obligations shall not apply if and to the extent that the Information:

(a)	is or comes into the public domain through no fault of the Advisor;

(b)	was known to the Advisor prior to the Advisor’s association with the Corporation and such fact can be established by documentary evidence;

(c)	which the Advisor is obligated to disclose by law, provided that the Advisor shall give prompt notice to the Corporation of the Advisor’s obligation to make such disclosure in order to permit the Corporation to seek an appropriate protective order; or

4.2	Documentation and Data. The Corporation shall provide the Advisor, on a timely basis, all materials that the Advisor may reasonably request in the performance of his services. The Corporation acknowledges and agrees that the Advisor shall be relying upon the accuracy and completeness of the materials furnished to it hereunder. The Corporation represents and warrants to the Advisor that it has and will have taken all reasonable efforts to ensure that all such materials will be true and correct in all material respects.

4.3	Corporation Property. All materials relating to the business and affairs of the Corporation prepared by the Corporation or by the Advisor during the Advisor’s retainer relating to the business and affairs of the Corporation are for the benefit of the Corporation and are and will remain the property of the Corporation. Upon the termination of this Agreement or upon written demand by the Corporation, the Advisor shall surrender to the Corporation all such materials.

Article 5 - INDEPENDENT ADVISOR/INSURANCE

5.1	The Advisor not an Employee. The relationship between the Corporation and the Advisor created by this Agreement is that of independent contractors. The Advisor is not, by virtue of this Agreement, and shall not for any purpose be deemed to be hereunder, an officer, employee, agent or affiliate of the Corporation.

Article 6 -TERM AND TERMINATION

6.1	Term. Subject to this Article 6, this Agreement shall have a term (the “Term”) commencing on the Effective Date and ending on the earlier of:

(a)	the date that is six months from the Effective Date, unless mutually extended or reduced by written agreement of the Corporation and the Advisor;

(b)	immediately upon receipt by the Advisor of notice from the Corporation of the termination of this Agreement; or

(c)	thirty days after receipt by the Corporation of notice from the Advisor of the termination of this Agreement.

6.2	Termination by Corporation or the Advisor for Cause. The Corporation or the Advisor may terminate this Agreement at any time in the event of the failure of the other party to comply with any of the material provisions hereunder or for the failure of either party to meet the other parties expectations upon such other party being notified in writing by the party alleging such failure or unfulfilled expectation and failing to remedy such failure or unfulfilled expectations within 30 Business Days of receiving such notice.

6.3	Provisions which Operate Following Termination.

Notwithstanding any termination of this Agreement for any reason whatsoever, the provisions of Sections 4.1, 4.3 and 5.1 and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following any such termination.

Article 7 -INTERPRETATION AND ENFORCEMENT

7.1	Number. In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

7.2	Benefit of Agreement. This Agreement shall ensure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Advisor and the successors and assigns of the Corporation respectively.

7.3	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express implied or statutory between the parties other than as expressly set forth in this Agreement.

7.4	Amendments, Waivers and Assignments. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived. Neither party hereto may assign his or its rights or obligations under this Agreement without the prior written consent of the other party hereto.

7.5	Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

7.6	Notices. Any demand, notice or other communication (hereinafter in this Section 7.6 referred to as a “Communication”) to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery or by registered mail addressed to the recipient as follows:

To the Advisor:

130 King Street West, Suite 2210, Toronto, ON M5X 1E4

Email:        ddonofrio@poweronecapital.com

To the Corporation:

Verdera Energy Corp.

c/o Suite 1200, 750 W. Pender Street

Vancouver, BC V6C 2T8

Email : jel@shepax.com

or such other address or individual as may be designated by notice by either party to the other. Any Communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by registered mail, on the 5th day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit thereof in the mail. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of the mail, any such Communication shall not be mailed but shall be made or given by personal delivery.

7.7	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Corporation and the Advisor each hereby attorns to the jurisdiction of the courts of the Province of Ontario.

7.8	Currency. All Dollar amounts referred to in this Agreement are expressed in Canadian dollars.

7.9	Counterparts. This Agreement may be executed in several counterparts each of which when executed shall be deemed to be an original, and such counterparts shall each constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the day and year first above written.

7.10	Execution by Facsimile. Execution and delivery of a facsimile transmission of this document shall constitute, for purposes of this document, delivery of an executed original and shall be binding upon the party whose signature appears on the transmitted copy. Either party so executing this document hereby undertakes to originally-execute and deliver to the other party hereto a copy of this document as soon as possible after execution by facsimile.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

VERDERA ENERGY CORP.

Per	/s/ Janet Lee-Sheriff
Authorized Signing Officer
I have the authority to bind the Corporation

/s/ David D’Onofrio
David D’Onofrio